EXHIBIT (c)

Guggenheim Partners Investment Management, LLC

Proxy Voting Policy and Procedures

Sponsor
Guggenheim Partners Investment Management, LLC
Chief Compliance Officer

Owner
GPIM Director of Policies and Procedures

Contact
arik.hirschfeld@guggenheimpartners.com

Effective Date
March 30, 2018

By receiving, reading or reviewing this Proxy Voting Policy and Procedures (the “Proxy Voting Policy”) in whole or in part, you agree to the following terms and conditions:

The Proxy Voting Policy and all of its contents are the proprietary and confidential property of Guggenheim Partners Investment Management, LLC and its affiliated entities (“Guggenheim”), and may not be used by any other person, firm or individual and may not be redistributed except with the written permission of Guggenheim.

It is being provided to you in connection with the conduct of due diligence and for no other purpose or use.

IT MAY NOT BE REPRODUCED OR REDISTRIBUED; IS NOT INTENDED AS A DISCLOSURE OF ANY SORT; IT MAY BE CHANGED AT ANY TIME IN ANY MANNER WITHOUT THE CONSENT OF ANY PERSON AND WITHOUT NOTICE, IN THE SOLE DISCRETION OF GUGGENHEIM; THERE IS NO COMMITMENT TO FOLLOW ANY PROCESS OR PROVISIONS DESCRIBED IN THIS PROVY VOTING POLICY OTHER THAN THOSE SPECIFICALLY REQUIRED BY APPLICABLE LAW, RULES OR REGULATIONS; GUGGENHEIM MAY, IN ITS DISCRETION, DEVIATE FROM THE PROCESSES AND PROVISIONS DESCRIBED IN THIS PROXY VOTING POLICY AT ANY TIME, INCLUDING WITHOUT LIMITATION, WHERE GUGGENHEIM DETERMINES THAT SUCH A DEVIATION IS PERMISSIBLE, NECESSARY, APPROPRIATE AND/OR DESIRABLE.

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Table of Contents

1.	Policy Statement		2
2.	Procedures		3
	2.1.	Overview	3
	2.2.	Resolving Potential Conflicts of Interest	3
	2.3.	Special Situations (As Applicable)	4
	2.4.	Undue Influence	6
	2.5.	Recordkeeping	6
	2.6.	Disclosure	7
3.	APPPENDIX A		7

1. Policy Statement

Guggenheim Partners Investment Management, LLC (“GPIM”) generally is responsible for voting proxies with respect to securities held in client accounts, including clients registered as investment companies under the Investment Company Act of 1940 (“40 Act Funds”) and clients that are pension plans (“Plans”) subject to the Employee Retirement Income Security Act of 1974 (“ERISA”). This document sets forth GPIM’s policies and guidelines with respect to proxy voting and its procedures to comply with SEC Rule 206(4)-6 under the Investment Advisers Act of 1940. Rule 206(4)-6 requires each registered investment adviser that exercises proxy voting authority with respect to client securities to:

•	Adopt and implement written policies and procedures reasonably designed to ensure that the adviser votes client securities in the best interest of clients; such policies and procedures must address the manner in which the adviser will resolve material conflicts of interest that can arise during the proxy voting process;
•	Disclose to clients how they may obtain information from the adviser about how the adviser voted proxies with respect to their securities; and
•	Describe to clients the adviser’s proxy voting procedures and, upon request, furnish a copy of the policies and procedures.

Where GPIM has been delegated the responsibility for voting proxies, it must take reasonable steps under the circumstances to ensure that proxies are received and voted in the best long-term interests of its clients. This generally means voting proxies with a view to enhancing the value of the securities held in client accounts, considering all relevant factors and without giving undue weight to the opinions of individuals or groups who may have an economic interest in the outcome of the proxy vote. GPIM’s authority is initially established by its advisory contracts or comparable documents. Clients, however, may change their proxy voting direction at any time.

The financial interest of GPIM’s clients is the primary consideration in determining how proxies should be voted. Any material conflicts of interest between GPIM and its clients with respect to proxy voting are resolved in the best interests of the clients.

This policy covers only proxy voting. It does not cover corporate actions, such as rights offerings, tender offers, and stock splits, or actions initiated by holders of a security rather than the issuer (such as reset rights for a CLO). This policy also does not cover legal actions, such as bankruptcy proceedings or class action lawsuits. Corporate and legal actions involve decisions about a security itself, rather than decisions about the governance of the security’s issuer. As such, the investment team managing the client’s account will decide whether and how to respond to a corporate or legal action about which they are notified, with assistance from Compliance or Legal as needed.

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2. Procedures

2.1. Overview

Guggenheim Partners Investment Management, LLC (“GPIM”) utilizes the services of an outside proxy voting firm, Institutional Shareholder Services Inc. (“ISS”), to act as agent for the proxy process, to maintain records on proxy votes for its clients, and to provide independent research on corporate governance, proxy and corporate responsibility issues. The proxy voting guidelines (the “Guidelines”), attached as Appendix A to these Proxy Voting Policy and Procedures, set forth the ISS guidelines that GPIM uses in voting specific proposals. Depending on the objective of the client account and the portfolio team managing, GPIM will assess the proxy voting guidelines in Appendix A to determine how proxies will be voted. GPIM reviews these voting recommendations and generally votes proxies in accordance with such recommendations.

However, the vote entered on a client’s behalf with respect to a particular proposal may differ from the Guidelines if it is determined to be in the best interest of the client or if required to deviate under applicable rule, law or regulation. If a proposal is voted in a manner different than set forth in the Guidelines, the reasons therefore shall be documented in writing by the appropriate investment team(s) and retained by Operations. The manner in which specific proposals are to be voted may differ based on the type of client account. For example, a specific type of proposal may be considered on a case-by-case basis for socially aware client accounts, while all other accounts may always vote in favor of the same type of proposal.

The Guidelines apply whether the issuer, a third party, or both solicit GPIM’s vote. For example, if an activist investor solicits GPIM to vote against management on a certain issue, GPIM will consult the Guidelines and determine whether to vote the proxy in accordance with the Guidelines or, if the Guidelines are contrary to the activist’s position, whether to vote in accordance with the recommendation of the activist investor.

In the absence of contrary instructions received from GPIM, ISS will vote proxies in accordance with the Guidelines attached as Appendix A hereto, as such Guidelines may be revised from time to time. ISS will employ these guidelines based on account set up instructions received from Operations. ISS will notify Operations of all proxy proposals that do not fall within the Guidelines (i.e. proposals which are either not addressed in the Guidelines or proposals for which GPIM has indicated that a decision will be made on a case-by-case basis, such as fixed-income securities). Such proposals will be forwarded by Operations to the investment team(s) responsible for the client account. If the investment team(s) responsible determines that there is no material conflict of interest, the proposal will be voted in accordance with the recommendation of said team(s).

2.2. Resolving Potential Conflicts of Interest

GPIM may occasionally be subject to conflicts of interest in the voting of proxies due to relationships it maintains with persons having an interest in the outcome of certain votes.

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The proxies that are not addressed by the Guidelines or are to be voted on a case-by-case basis will be forwarded to the appropriate investment management team(s) by Operations. Common examples of conflicts in the voting of proxies are: (a) GPIM or a GPIM affiliate provides or is seeking to provide services to the company on whose behalf proxies are being solicited, or (b) an employee of GPIM or its affiliate has a personal relationship with the company’s management or another proponent of a proxy issue. Senior members of the investment team responsible for voting the proxy will decide whether a material conflict of interest exists. If a material conflict of interest exists, the investment team will consult representatives of Investment Management and GPIM Compliance (the ad hoc “Committee”) (and Legal, as necessary) to determine how to vote the proxy consistent with the procedures below.

If the Guidelines direct that proxies should be voted in a certain manner (e.g. vote against staggered boards), then GPIM will vote the proxy according to the Guidelines. In the absence of established Guidelines (e.g., in instances where there are no Guidelines, or the Guidelines provide for a “case-by-case” review), GPIM may vote a proxy regarding that proposal in any of the following ways, as recommended by the Committee:

•	Refer Proposal to the Client – GPIM may refer the proposal to the client and obtain instructions from the client on how to vote the proxy relating to that proposal.

•	Obtain Client Ratification – If GPIM is in a position to disclose the conflict to the client (i.e., such information is not confidential), GPIM may determine how it proposes to vote the proposal on which it has a conflict, fully disclose the nature of the conflict to the client, and obtain the client’s consent for how GPIM will vote on the proposal (or otherwise obtain instructions from the client on how the proxy on the proposal should be voted).

•	Use an Independent Third Party for All Proposals – Subject to any client imposed proxy voting policies, GPIM may vote all proposals in a proxy according to the policies of an independent third party (or to have the third party vote such proxies).

•	Use an Independent Third Party to Vote the Specific Proposals that Involve a Conflict – Subject to any client imposed proxy voting policies, GPIM may use an independent third party to recommend how the proxy for specific proposals that involve a conflict should be voted (or to have the third party vote such proxies).

•	Abstaining

The method selected by the Committee to resolve the conflict may vary from one instance to another depending upon the facts and circumstances of the situation, but in each case, consistent with its duty of loyalty and care.

2.3. Special Situations (As Applicable)

2.3.1. Securities Subject to Lending Arrangements

For various legal or administrative reasons, GPIM is often unable to vote securities that are, at the time of such vote, on loan pursuant to a client’s securities lending

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arrangement with the client’s custodian. GPIM will refrain from voting such securities where the cost to the client and/or administrative inconvenience of retrieving securities then on loan outweighs the benefit of voting, assuming retrieval under such circumstances is even feasible and/or possible. In certain extraordinary situations, GPIM may seek to have securities then on loan pursuant to such securities lending arrangements retrieved by the clients’ custodians for voting purposes. This decision will generally be made on a case-by-case basis depending on whether, in the Committee’s judgment, the matter to be voted on has critical significance to the potential value of the securities in question, the relative cost and/or administrative inconvenience of retrieving the securities, the significance of the holding, and whether the stock is considered a long-term holding. There can be no guarantee that any such securities can be retrieved for such purpose.

2.3.2. Special Issues with Voting Foreign Proxies

Voting proxies with respect to shares of foreign stocks may involve significantly greater effort and corresponding cost due to the variety of regulatory schemes and corporate practices in foreign countries with respect to proxy voting. Because the cost of voting on a particular proxy proposal could exceed the expected benefit to a client (including an ERISA Plan), the Committee may weigh the costs and benefits of voting on proxy proposals relating to foreign securities and make an informed decision on whether voting a given proxy proposal is prudent.

2.3.3. Share Blocking

In certain countries the exercise of voting rights could restrict the ability of an account’s portfolio manager to freely trade the security in question (“share blocking”). The portfolio manager retains the final authority to determine whether to block the shares in the client’s account or to forego voting the shares.

2.3.4. Lack of Adequate Information, Untimely Receipt of Proxy or Excessive Costs

GPIM may be unable to enter an informed vote in certain circumstances due to the lack of information provided in the proxy statement or by the issuer or other resolution sponsor, and may abstain from voting in those instances. Proxy materials not delivered in a timely manner may prevent analysis or entry of a vote by voting deadlines. GPIM’s practice is to abstain from voting a proxy in circumstances where, in its judgment, the costs exceed the expected benefits to the client.

2.3.5. Formation of a Group

If GPIM owns shares of a public company and enters into a written or oral agreement with one or more shareholders to vote its shares in line with such shareholder(s) or in line with company management recommendations, several issues arise.

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First, if GPIM agrees to vote its shares at the direction of or in line with another member of the group, or in line with management, then GPIM must consider whether its vote is in the best long-term financial interests of its clients. If it is not, then GPIM will have a conflict of interest that it must resolve using the procedures set out in Section 2.2.

Second, if GPIM holds an irrevocable proxy for the other members of the group, or has the right to designate director nominees for which the other group members must vote, GPIM will be viewed as the beneficial owner of all of the other members’ shares as well as its own shares. This will affect the number of shares that GPIM must report on a Schedule 13D or 13G.

2.3.6  Fixed Income Securities

The issuers of fixed income securities generally do not solicit proxies. If such an issuer were to solicit a proxy, GPIM would seek to apply these proxy voting procedures in determining how to vote the proxy. If the subject of the proxy is not covered in ISS Standard Guidelines or any other third-party guidelines GPIM uses, and assuming that voting the proxy does not present GPIM with a material conflict of interest, GPIM may vote the proxy in a manner it believes is in its clients’ best long-term interests. If voting the proxy presents GPIM with a material conflict of interest, it will follow the conflict resolution procedures in this policy.

2.4. Undue Influence

If at any time any person involved in the GPIM’s proxy voting process is pressured or lobbied either by GPIM’s personnel or affiliates or third parties with respect to a particular proposal, he or she should provide information regarding such activity to GPIM Compliance or Legal Departments. A determination will then be made regarding this information, keeping in mind GPIM’s duty of loyalty and care to its clients.

2.5. Recordkeeping

GPIM is required to keep the following records:

•	a copy of this policy;
•	proxy statements received regarding client securities;
•	records of votes cast on behalf of clients;
•	records of how material conflicts were resolved;
•	any documents prepared by GPIM that were material to making a decision how to vote, or that memorialized the basis for the decision; and
•	records of client requests for proxy voting information and a copy of any written response by GPIM to any client request (regardless of whether such client request was written or oral).

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The foregoing records will be retained for such period of time as is required to comply with applicable laws and regulations.

GPIM may rely on proxy statements filed on the SEC’s EDGAR system instead of keeping its own copies, and may rely on proxy statements and records of proxy votes cast by GPIM that are maintained with a third party, such as ISS, provided that GPIM has obtained an undertaking from the third party to provide a copy of the documents promptly upon request.

2.6. Disclosure

Rule 206(4)-6 requires GPIM to disclose in response to any client request how the client can obtain information from GPIM on how the client’s securities were voted. GPIM will disclose in Form ADV Part 2 that clients can obtain information on how their securities were voted by submitting a written request to GPIM. Upon receipt of a written request from a client, GPIM Compliance Department will provide the information requested by the client within a reasonable amount of time.

Rule 206(4)-6 also requires GPIM to describe its proxy voting policies and procedures to clients, and upon request, to provide clients with a copy of those policies and procedures. GPIM will provide such a description in its Form ADV Part 2. Upon receipt of a written request from a client, GPIM Compliance Department will provide a copy of this policy within a reasonable amount of time.

If approved by the client, this policy and any requested records may be provided electronically.

3. APPPENDIX A

ISS Standard Guidelines for the various relevant local markets, including the U.S., are available upon request. In addition, the Taft-Hartley Guidelines and the Socially Responsible Investor Guidelines are also available.

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